Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-293139, 333-288246, 333-257572, 333-225468, 333-220300 and 333-181163 on Form S-8 of Dauch Corporation, of our report dated 17 April 2026, relating to the financial statements of Dowlais Group Limited appearing in this Current Report on Form 8-K/A dated 17 April 2026.

/s/ Deloitte LLP

London, United Kingdom

17 April 2026